Exhibit 10.3(a)
AMENDMENT TO MANAGEMENT AGREEMENT
This amendment made as of September 10, 2000, among Smith Barney Futures Management, Inc., a Delaware corporation, Smith Barney Westport Futures Fund, L.P., a New York limited partnership, and John W. Henry & Company, Inc., a Florida corporation, for the purpose of amending that certain Management Agreement between them dated as of April 10, 1997 and most recently amended as of May 31, 2000 in order to amend the compensation paid to the Advisor for its services as advisor to the Partnership. All capitalized terms unless specifically defined herein shall have the same meaning as specified in the Agreement.
1.	Effective October 1, 2000, the text of Section 3(a) of the Agreement shall be deleted and the following added in its place:

In consideration of as and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an incentive fee payable quarterly equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor of the Partnership and (ii) a monthly fee for professional management services equal to 1/6 of 1% (2% per year) of the month end Net Assets of the Partnership allocated to the Advisor.
2.	Except as specifically amended hereby, all the terms of the Agreement shall remain unchanged. All terms and conditions related to the services to be rendered by the Advisor as expressed in the Agreement shall remain in full force and effect after adoption of this amendment and shall apply in full measure to the provision of such services, the sole purpose of this amendment being to institute the change in compensation described herein.
SMITH BARNEY FUTURES MANAGEMENT, INC.

By:	/s/ David J. Vogel
Its:

SMITH BARNEY WESTPORT FUTURES FUND, L.P.
By: Smith Barney Futures Management, Inc.

By:	/s/ David J. Vogel
Its:

JOHN W. HENRY & COMPANY, INC.

By:	/s/ John W. Henry
Its: